UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On July 22, 2026, the Radoff-JEC Group issued the following press release:

Radoff-JEC Group Announces That Glass Lewis Has Joined ISS in Supporting its Case for Change at Seer, Inc.

Glass Lewis Recommends Stockholders Vote FOR Radoff-JEC Group Nominees Howard H. Berman and Luis E. Rinaldini, WITHHOLD Support on Seer Directors Terrance McGuire and Dipchand Nishar and Vote AGAINST the NOL Pill

Highlights Seer’s “Prolonged Underperformance, Continued Operating Losses and Uncertain Path to Commercial Scale”

Concludes Seer’s Board Would Benefit from the Addition of Radoff-JEC Group Nominees

Radoff-JEC Group Urges Stockholders to Vote on the WHITE Proxy Card to Elect All Three of its Independent, Qualified Nominees

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.7% of Seer, Inc.’s (NASDAQ: SEER) (“Seer” or the “Company”) outstanding common stock, today announced that independent proxy advisory firm Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended that the Company’s stockholders vote on the WHITE proxy card FOR the election of Howard H. Berman, Ph.D. and Luis E. Rinaldini to Seer’s Board of Directors (the “Board”) and WITHHOLD on incumbent directors Terrance McGuire and Dipchand Nishar.

Glass Lewis also recommends stockholders vote AGAINST the ratification of the NOL pill. Glass Lewis’ recommendation follows a report published by Institutional Shareholder Services Inc., which also endorsed the Radoff-JEC Group’s case for change at Seer.

In its report, Glass Lewis cited Seer’s operating losses and share price underperformance since its IPO as reasons stockholders should withhold support from Messrs. McGuire and Nishar, stating:1

•	“[T]he Company’s prolonged underperformance, continued operating losses and uncertain path to commercial scale support the conclusion that targeted board change is warranted.”

•	“The board has had several years to demonstrate that a standalone strategy can translate scientific progress into value for public shareholders, while the Company's recent results suggest that the weak share price performance cannot be attributed solely to broader sector conditions.”

•	“[Mr. McGuire’s] lengthy tenure and committee responsibilities are significant given the Company’s severe share price decline, continued operating losses and questions regarding whether executive incentives and accountability have remained sufficiently aligned with shareholder outcomes.”

1 Permission to quote Glass Lewis was neither sought nor received.

•	“[Mr. Nishar’s] committee responsibilities make him relevant to questions regarding board composition, succession and whether the board has refreshed its skills with sufficient urgency in response to the Company’s performance. The timing and effect of the [NOL pill], which was adopted shortly after the dissident disclosed its position and began advocating for change, add to the broader governance considerations relevant to his continued service.”

In recommending stockholders vote for Radoff-JEC Group nominees Dr. Berman and Mr. Rinaldini, Glass Lewis highlighted how their skillsets would be additive to Seer’s Board:

•	“[W]ith the addition of Dr. Berman and Mr. Rinaldini, the Company would benefit from greater external biotechnology operating experience and more direct M&A, capital markets and transaction expertise. These capabilities appear particularly relevant as the board assesses whether the existing standalone strategy, a modified operating plan, partnerships, asset transactions or renewed acquisition interest offers the most compelling path to value creation.”

The Radoff-JEC Group issued the following statement:

“Both leading independent proxy advisors have recognized that the current directors appear incapable of creating value for Seer stockholders and are recommending stockholders vote for our director candidates to strengthen objective oversight of management. At this critical moment for Seer, stockholders need to have independent, qualified directors in the boardroom to support a more credible evaluation of strategic alternatives.

We believe that the two-member Special Committee’s rejection of Chairman and CEO Omid Farokhzad, M.D.’s acquisition proposal does not magically erase our concerns about the Board’s ability to act in stockholders’ best interests – especially since Special Committee member Nicolas Roelofs, Ph.D., as Chair of the Corporate Governance and Nominating Committee, is responsible for the Board’s adoption of the NOL pill, failure to remove the supermajority vote requirement to amend Seer’s anti-stockholder governing provisions and attempted extension of the dual-class share structure to benefit Dr. Farokhzad. Further, the fact that only two directors are sufficiently independent to serve on the Special Committee reinforces the need to elect our highly qualified and independent director candidates to conduct a credible strategic review process aimed at maximizing value for all stockholders.

We urge our fellow stockholders to elect all three of our nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – ahead of the Company’s July 28th annual meeting.”

***

Vote FOR the Radoff-JEC Group’s Nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Today to Support a Legitimate Strategic Review Process Aimed at Maximizing Value for ALL Seer Stockholders

Do NOT Vote for Omid Farokhzad, M.D., Terrance McGuire or Dipchand (Deep) Nishar

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com.

Visit www.SaratogaProxy.com/SEER to learn more.

Contacts

Greg Lempel

greg@fondrenlp.com

or

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com